EXHIBIT 99.1
(Translation from Japanese disclosure to JASDAQ)
January 30, 2007
[U.S. GAAP]
Consolidated Annual Financial Results Release
For the Year Ended December 31, 2006
Jupiter Telecommunications Co., Ltd. (Consolidated)
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:
     Koji Kobayashi,     IR Department     Phone: +81-3-6765-8157 E-Mail: KobayashiKo@jupiter.jcom.co.jp
     Hiroto Motomiya, Accounting Controlling Dept. Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of annual financial results: January 30, 2007
Date of Annual Shareholder’s meeting : March 27, 2007
Name of parent companies (Percentage of voting rights held in the Company)
     LGI/Sumisho Super Media, LLC (62.47%*)
     Liberty Global, Inc. (Listed on the NASDAQ) (62.47%)

*	Percentage of shareholdings in LGI/Sumisho Super Media, LLC is 58.66% for Liberty Global, Inc. and 41.34% for Sumitomo Corporation
Adoption of U.S. accounting standards: Yes
1. Consolidated operating results (From January 1, 2006 to December 31, 2006)
(1) Consolidated financial results

(In millions of yen, with fractional amounts rounded)
	Revenue		Operating Income		Income before income taxes		Net Income
		%		%		%		%

December 31, 2006	221,915	21.2	31,582	29.0	27,503	64.2	24,481	26.6

December 31, 2005	183,144	13.5	24,475	8.3	16,748	32.1	19,333	78.7

		Net income per share	Net income ratio to net	Income before income	Income before income
	Net income per share	(diluted)	worth	tax ratio to total assets	tax ratio to total revenue
	(Yen)	(Yen)%		%	%

December 31, 2006	3,844.83	3,838.33	9.3	4.8	12.4

December 31, 2005	3,178.95	3,168.81	9.9	3.5	9.1

(Notes)

1. Gains on investments through equity method accounting:

	December 2006 term: 371 million yen	December 2005 term: 651 million yen

2. Average number of outstanding shares during term (consolidated):

Basic	December 2006 term: 6,367,220 shares	December 2005 term: 6,081,511shares

Diluted	December 2006 term: 6,378,001 shares	December 2005 term: 6,100,971shares

3. Changes in accounting methods: None

4. The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.

(2) Consolidated financial position

			Equity capital ratio to	Shareholders' equity
	Total assets	Shareholders’ equity	total assets	per share
	(Millions of yen)	(Millions of yen)%		(Yen)

December 31, 2006	625,948	277,296	44.3	43,445.59

December 31, 2005	516,457	251,445	48.7	39,511.48

(Notes)
Number of outstanding shares at end of term (consolidated):
December 2006 term: 6,382,611 shares	December 2005 term: 6,363,840 shares
(3) Consolidated cash flow statement

	Cash flows from	Cash flows from	Cash flows from	Balance of cash & cash
	operating activities	investing activities	financing activities	equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)

December 31, 2006	80,003	(121,601)	26,801	20,486

December 31, 2005	60,763	(57,230)	21,330	35,283

(4) Scope of consolidation and application of the equity method
Consolidated subsidiaries: 27
Affiliated companies accounted for under equity method: 5
(5) Changes in scope of consolidation and in application of the equity method

Consolidation (new): 10	(elimination): 3
Equity method (new): None	(elimination): 2
2. Consolidated forecasts for December 2007 term
          (From January 1, 2007 to December 31, 2007)

			Income before income
	Revenue	Operating income	taxes	Net income
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)

Annual	263,000	37,500	31,000	20,500

(N.b.) Estimated net income per share (annual): 3,211.85yen

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

1. Status of the Jupiter Telecommunications Co., Ltd.(J:COM) Group
(as of December 31, 2006)

Note 1. Services and bundle services offered by Cable West Inc. (consolidated company marked with *) and non-managed companies are different from the services provided under J:COM brand.

2. Management Policy
(1) Fundamental management policy
The basic management philosophy of the Jupiter Telecommunications Co., Ltd. (J:COM) Group (the J:COM Group, consisting of the Company, consolidated subsidiaries and managed equity method affiliate) defines the Company’s mission as enhancing the sense of affluence felt by customers in their daily lives by meeting their needs through state-of-the-art visual, audio and Internet services based on high-quality technologies.
In order to realize its management philosophy, the J:COM Group provides three services as a comprehensive one-stop provider: (1) cable television (J:COM TV); (2) high-speed Internet access (J:COM NET); and (3) telephony services (J:COM PHONE). These services are provided through the Group’s managed system operators (listed in the “1. Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group” chart), which utilizes the J:COM broadband (high speed, large capacity) network. In addition to these services, the J:COM Group launched a new mobile telecommunications service (J:COM MOBILE) in March 2006 with its partner WILLCOM, Inc. The move marks the evolution of the J:COM Group from a triple provider (cable television, Internet, telephone) to a “grand slam” provider with four services.
Through such services, the J:COM Group endeavors each day to build close relationships with customers and local communities. The aim of its efforts is to become the kind of company able to return the benefits of its achievements to its local communities and shareholders.
As a leader in the media and telecommunications industries in Japan, J:COM will seek to gain the satisfaction and trust of all stakeholders, including customers, local communities and shareholders. To achieve sustained growth, the Company will expand the range of its services and content hereafter by utilizing the technologies and know-how that it has accumulated, and will carefully explore all opportunities in new areas of business.
(2) Fundamental policy regarding the distribution of profits
The Company will continue to consider an appropriate distribution of profits over the long run, while maintaining and strengthening its financial standing to enable business development that would maximize its corporate value for future growth.
(3) Philosophy and fundamental policy regarding reductions in the size of the investment unit
The Company believes that expanding its base of shareholders and increasing the marketability of its shares are important issues from the standpoint of capital policy. Contingent upon its share price and liquidity moving forward, the Company will consider reducing minimum trading lots for shares.
(4) Target management indices
The target of the J:COM Group’s services are mainly individual subscribers. Hence, the ability of the J:COM Group to bundle services as a one-stop provider and at reasonable prices is its most powerful advantage. J:COM believes that the important benchmarks for measuring the effectiveness of management are revenue, subscriber numbers, number of services per subscribing household (bundling ratio), average monthly revenue per customer (average revenue per user, or ARPU), and churn rate.
In terms of profitability, the Company believes that operating cash flow (OCF) and OCF margins, when considered together with other U.S. GAAP measures of performance, are the most important indices for measuring its economy of scale against fixed costs including selling, general and administrative expenses.
(5) Medium- and long-term management strategies
The J:COM Group has identified “Volume plus Value” as the core of its management strategy, and will continue to increase the number of subscribing households (expanding volume) and improve ARPU (increasing value).
In terms of volume strategy, the J:COM Group is endeavoring to increase subscriber numbers in existing service areas by taking the following actions: strengthening its sales and marketing capabilities, promoting business with a strong local presence, actively marketing to households that currently receive retransmission services, expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting, and raising the level of customer satisfaction. In addition, the J:COM Group will promote other measures to expand existing market areas, including extending its network and forming strategic alliances with other cable television operators, or acquiring them.
In the rapidly changing media and telecommunications industries, the ability to adapt immediately to new technologies and new services is vital; the J:COM Group will work in tandem with other companies in the cable television industry to enhance the competitive advantage of the industry as a whole and provide services to other cable television systems.
In terms of value strategy, the J:COM Group will endeavor to increase bundling ratio through bundled transactions in an effort to increase ARPU, while enhancing the added value of its existing services. The Company is also putting its weight behind the development of new services.
As a multiple-system operator (MSO), the Company is also striving to improve business efficiency through such measures as reorganization of the J:COM Group.
(6) Issues requiring action
The paramount issue facing the J:COM Group is sustaining consistent growth going forward, despite the increasingly harsh competition with telecommunications carriers and others.
To sustain future growth, the J:COM Group will steadily execute the concrete strategies and measures described in the following paragraphs to increase subscriber numbers and ARPU under the “Volume plus Value” growth strategy.
(The discussion appearing below under section (6) focuses on those franchises that have been integrated into J:COM Group’s organization and system. Accordingly, information concerning Cable West, Inc. (Cable West Group), which was acquired in September 2006 and has not been fully integrated, is not included below except that subscriber statistics include Cable West Group unless indicated otherwise. Information on Cable West Group’s service contents and prices are not included in this section. Information on management integration with Cable West Group is contained in item o below.)
a. Strengthening sales and marketing capabilities
The J:COM Group currently deploys approximately 1,800 sales representatives (excluding Cable West Group) to cover the densely populated urban areas of the Kanto, Kansai and Kyushu regions, and Sapporo. Sales representatives take a consultative sales approach by meeting customers face-to-face and listening to their needs. These individual sales calls are very effective in helping customers understand how to use increasingly complex services and equipment, and play an extremely important role in winning the Company the trust of customers by giving a face to its business. To enable sales representatives to present information on the J:COM Group’s services in a detailed yet easy-to-understand manner, the J:COM Group focuses on two tasks: providing a higher level of training to sales representatives and increasing the percentage of sales representatives employed by managed franchises as full-benefit employees or as contract employees. Moreover, the J:COM Group is using customer centers—three each in the Kanto and Kansai regions, and one each in the Kyushu and Sapporo regions—to supplement direct sales activity. At these centers, personnel are equipped not only to respond to inquiries from customers but also to explain services over the phone and to schedule installations. The aim is to attract new subscribers and to sell additional services to existing customers. In February 2006, the J:COM Group opened two additional customer centers in the Sapporo and Fukuoka to handle outbound call activities. In addition to providing support for existing customers, the customer centers are positioned to suggest new services according to each customer’s profile, while reintroducing customers to existing service options. The aims are to improve customer satisfaction, increase ARPU by selling additional services, and lower churn rates.
The Group also anticipates tapping into new customer segments by expanding its door-to-door sales approach beyond the scope of individual households, while supplementing direct home-visit sales with new marketing approaches. As a part of this effort, the J:COM Group also commenced providing telephony and high-speed Internet service starting from January 2006, targeting the roughly 200 thousand small office/home office (SOHO) businesses within its service area.
In March 2006, the J:COM Group entered into a partnership with AEON Co., Ltd., Japan’s largest general merchandising store chain involving business tie-ups and collaboration in the three fields of media utilization, sales, and customer acquisition. At the end of March 2006, select AEON stores launched bundled sales of J:COM TV Digital services sold with low-priced, large-screen TVs without built-in digital tuning. At the same time, some AEON stores host J:COM Station antenna shops. These antenna shops serve both to introduce J:COM’s services and to provide customer service to subscribers.
The J:COM Group will continue to take steps to strengthen its sales and marketing capabilities, with the objective of increasing the number of its subscribers.
b. Conducting business with a strong local presence
The principal characteristic—and principal strength—of cable television operators is their strong local flavor and their close ties to the communities they serve. Consequently, the J:COM Group has taken a two-pronged approach in each market: leveraging its status as an MSO to concentrate functions that contribute to economies of scale; and, at the same time, assigning staff who are intimately familiar with the area to handle local operations at managed system operators, assuring that sales, marketing and customer service suit the conditions and environment of each locale. The managed system operators also produce and broadcast community channels that cover local governmental events and topics relating to the local community. Also, in conjunction with program suppliers, each of the managed system operators organizes various events that target mainly its local customers.
To promote a sales approach that is increasingly locally oriented, the J:COM Group is endeavoring to hire sales representatives locally and to increase the ratio of local hires who become full-benefit employees of its managed system operators. The J:COM Group is also endeavoring to provide more effective and in-depth training programs to sales personnel. In addition, the J:COM Group has established customer centers in each region that can respond efficiently to telephone calls and email inquiries from customers because they are manned by personnel familiar with the social and cultural peculiarities of each locale. The technical support centers deployed in each region also provide prompt responses to requests for new installations or troubleshooting.
In May 2006, the J:COM Group launched the Elder Marketing Initiative, “Elder Iki-iki Project”, which is designed to give seniors (50 years and over, primarily the baby boom generation) a chance to contribute to their communities through community activities, as well as to provide a lifestyle platform for older individuals as they transition into retirement
The Company also introduced the J:COM NET Heartful Pack, which is designed to promote the independence and social interaction of persons with disabilities, in response to the enactment of Japan’s Law for Independence of Disabled Persons as of April 1, 2006. Under the plan, qualified persons receive J:COM NET Premier (30 Mbps) service for a basic monthly rate of 2,750 yen before taxes, half the usual rate.
In addition to community channels, products include Free on Demand, a free-access video on demand service that provides regional and government information and other information useful in daily life, and the free of charge InteracTV service, which offers a range of searchable, interactive content on the subscriber’s television screen, including regional and government information. For example, J:COM Kansai Co., Ltd., started providing river disaster prevention information in partnership with Osaka Prefecture in June 2006 as well as providing security information in partnership with the Osaka Prefecture Police and Hyogo Prefecture Police in July and September, respectively.
The J:COM Group believes that further promotion of business activities with a strong local presence will strengthen the Group’s ties with its customers, regional governments, and local communities.
c. Actively marketing to households that receive retransmission services
In addition to the J:COM’s consolidated 2,512 thousand paying households (as of December 31, 2006; 2,622 thousand households on a total managed system operators basis), 4,266 thousand households (as of December 31, 2006; 4,558 thousand on a total managed system operators basis) in multiple dwelling units (MDUs) or in areas affected by signal interference are currently connected to the J:COM Group’s network and receive signals for free.
The J:COM Group provides these households with retransmission services at no cost to the customer for viewing terrestrial broadcasts on their television sets without using an antenna, in addition to providing local information through community channels. The community channels represent a potential medium for delivering promotional messages or advertisements on the J:COM Group’s services. Consequently, the J:COM Group has an edge over its competitors in this segment of the market. Since these households are already connected to the Company’s network, initial installation costs can be kept below what they would have otherwise been.
The J:COM Group makes the most of these advantages by promoting bulk contracts called J:COM In My Room in order to convert MDUs into a stable revenue source. This represents a different approach from the conventional way of marketing targeted at individual customers, as the J:COM Group’s sales staff proposes that the MDUs’ owners or management associations subscribe to its services in bulk for all households living in the MDUs. This revenue has been increasing steadily, since the Group believes it fulfills the owners’ needs to raise the MDUs’ asset value and increase rent revenue by shortening vacancy periods.
The ratio of MDUs under bulk contract to all MDUs in the J:COM Group’s service area has risen to 18% (as of December 31, 2006, excluding Cable West Group), while the West Area System of J:COM Tokyo Co., Ltd., which is further advanced in bulk contracting, achieved a bulk contract ratio of 25% (as of the same date, excluding Cable West Group).
A further impact that the J:COM Group can expect from bulk contracts with MDU owners includes prevention of competitors’ entering into the market and reduction of the churn rate at MDUs that were subject to frequent churn. The Company will continue to push forward with the marketing of bulk contracts for MDU owners.
d. Expanding the customer base by exploiting the increasing visibility of digital services and the shift from analog to digital terrestrial broadcasting
The Ministry of Internal Affairs and Communications has mandated that all terrestrial television broadcasting be changed from analog to digital by July 24, 2011. With the announcement of this policy, many terrestrial broadcasters have already begun digital broadcasting. Terrestrial digital broadcasts became available by December 1, 2006 throughout Japan’s 47 prefectures, boosting the number of households capable of receiving the broadcast to 39,500 thousand (about 84% of all households in Japan).
Ordinarily, those who wish to view terrestrial digital broadcasts must have a special antenna and a digitally adapted television or digital tuner. This is not true of subscribers to the J:COM Group’s digital service, who can watch terrestrial digital broadcasts, including a great number of attractive high-definition programs, by using a digital set-top box. As the general public’s awareness of terrestrial digital broadcasting increases, we anticipate that the attractiveness of the J:COM Group’s digital service will grow in the eyes of potential customers. This is an opportunity that will be vigorously pursued, and the J:COM Group will make the most of this chance to increase subscribers to its digital service.
As a specific example of its business activities, the J:COM Group is pursuing the sale of digital services to new customers, while also pursuing the upgrade of more than 1,020 thousand households subscribing from analog services to digital services by mid 2009.
In addition to terrestrial digital broadcasts, J:COM offers other digital services through its single set-top box, including BS (broadcast satellite) digital and cable digital broadcasting—both of which include high-definition channels—electronic programming guides (EPG) which is an on-screen guide of scheduled broadcast television programs, and video on demand or VOD (J:COM On Demand) service. The J:COM Group also offers digital services such as HDR (high-definition digital video recording using a set-top box with internal hard disc drive) and InteracTV services combined in one set-top box.
e. Raising the level of customer satisfaction
To prevent the churn of existing subscribers and promote the acquisition of new subscribers, the J:COM Group is working to enhance customer satisfaction with each service of the Group. As one part of this effort, J:COM established the Customer Satisfaction Promotion Department in April 2006, which specializes in planning and implementing measures to increase customer satisfaction and prevent churn. One of these is the development of the Remote Control Quick View Sheet, which is placed over a multifunction remote control to make it easy to use. This product was launched in June 2006 in the Kansai region. In addition, the Kantan (simple) Remote Control, which will reduce the complexity of remote controls, is under development and scheduled for a nationwide launch in January 2007 or later. Beginning in May 2006, regional digital advisor teams were organized to deal in digital equipment and advise subscribers on the J:COM Group’s digital services, including HDR, J:COM on Demand, and InteracTV, further enhancing customer support. Through the Elder Marketing initiative, which supports the regional activities of the Group’s customers, the J:COM Group hopes to win the increased trust of its customers while providing them with greater satisfaction.
f. Extending the J:COM network
One of the growth strategies of the J:COM Group is to concentrate resources on extending its network in order to increase the number of serviceable households, or homes passed, in an effort to raise the number of households with potential customers. (“Homes passed” refers to the number of households that can be connected through lines that have been laid for cable television, high-speed Internet access and telephony.)
During the fiscal year ended December 31, 2006, the J:COM Group made an effort to increase the number of homes passed by extending the network. This initiative was focused on the following areas: Munakata City, Fukuoka Prefecture; Noda City, Chiba Prefecture; Shiroyama-cho, Tsukui-gun, Kanagawa Prefecture; Mihara-ku, Sakai City, Osaka Prefecture; Onga-cho, Onga-gun, and Mizumaki-machi, Fukuoka Prefecture; Jozaihigashi, Kisarazu City, Chiba Prefecture.
Therefore, as a result of the network extensions in the J:COM Group’s existing service areas, and including the areas of acquired cable television companies during this fiscal year, the number of homes passed on a consolidated base increased by 1,910 thousand to 9,206 thousand.
Going forward, the J:COM Group will continue to make the extension of its network an important part of its strategy, and will take vigorous steps to bring these plans to fruition.

g. Acquiring and investing in other cable television operators
The J:COM Group’s managed franchises are concentrated in the Kanto, Kansai and Kyushu regions and Sapporo. Organizing managed franchises by region enables the J:COM Group to reduce network construction costs and to introduce new services rapidly.
This in turn allows the J:COM Group to serve customers more efficiently with franchise operations, sales, technical support, and customer service, through a common infrastructure.
Given the characteristics of the industry—a large number of small companies involved, the growing competitive pressures from outside the industry and the larger investments demanded by the shift to digital broadcasting, etc.—the J:COM Group believes that smaller cable television operators will begin moving toward mergers or alliances with companies that have more substantial managerial resources.
Amid this industry environment, on January 10, 2006, the J:COM Group acquired 81.00% of shares outstanding in Rokko Island Cable Vision Co., Ltd., which operates in areas close to the Company’s own service areas in the Kansai region. (Rokko Island Cable Vision was merged into another J:COM subsidiary, Cable Net Kobe Ashiya Co., Ltd., on May 18, 2006.) On April 6, 2006, the J:COM Group also acquired 80.83% of the common stock and all preferred stock in Sakura Cable TV Co., Ltd., which operates cable television services in Sumida Ward, Tokyo.
In August 2006 J:COM acquired a portion of the outstanding shares of equity-method affiliate Cable Net Shimonoseki Co., Ltd., and made that firm a consolidated subsidiary. Further, on September 28, the Company increased its equity interest in Cable West, Inc. from 8.6% to 84.9%, to make it a consolidated subsidiary. Cable West is a cable television company that operates in the Kansai region and is the third largest in Japan. (For details, see item o, Management integration with Cable West Group)
It is the J:COM Group’s policy to pursue equity-based alliances with and friendly acquisitions of cable television operators, focusing on those that are operating in areas close to J:COM Group franchises.
Equity-based alliances and acquisitions of companies other than cable television operators are also viewed as an important strategy for the J:COM Group. In the Kansai region, the Company increased its ownership of the outstanding shares of equity-method affiliate Kansai Multimedia Service Co., Ltd., which provides Internet access service for cable television operators, from 25.75% to 64.0% on January 6, 2006, making the firm a consolidated subsidiary of the Company.
In J:COM’s Kansai Multimedia Service and @NetHome Co., Ltd. (100% owned subsidiary), the Company has control of two major ISPs for cable system operators. Going forward, the J:COM Group seeks to achieve even greater synergy in content development and existing businesses, as well as to further strengthen its operating base.
h. Reorganization of group companies
The ongoing fusion of broadcasting and communications is bringing rapid changes in the competitive environment, and the J:COM Group is responding by pursuing greater efficiency in group management through mergers of consolidated subsidiaries, and strengthening competitiveness to realize sustainable growth throughout the entire group. Following the June 1, 2006 merger of Urawa Cable Television Network Co., Ltd., and Media Saitama Co., Ltd., each a J:COM Group subsidiary, J:COM Kanto Co., Ltd., and J:COM Gunma Co., Ltd., merged on December 1, 2006. These mergers and other reorganization measures not only make it possible to further strengthen the Group’s financial position and enhance management efficiency, but also strengthen the J:COM Group’s regional presence.
i. Strengthening the competitiveness of the entire cable television industry
The J:COM Group recognizes that the ability to adapt immediately to new technologies and services in a rapidly changing broadcast telecommunications industry is important. At the same time, it believes that, in order to resist competitive inroads from other companies, it is vital to collaborate with other cable television companies over broad geographical areas to increase the entire industry’s presence.
As a part of this, the J:COM Group uses the nationwide optical transmission network developed by Japan Digital Serve Corporation, which links the Tokyo-Osaka-Fukuoka corridor. This is a broad-area distribution network for cable television operators, and allows the J:COM Group to provide its digital cable subscribers with cable digital high-definition programming (Discovery HD, FOXlife HD, and Movie Plus HD) that is only available via cable television operators, and not via satellite.
Looking ahead, the J:COM Group will strive to strengthen the competitiveness of the cable television industry by continuing to add attractive content exclusive to cable television operators. This content will range from high-definition broadcasts to programs with local content.

The Company will simultaneously seek to strengthen the competitiveness of cable television operators in which it does not hold a stake by providing services to them. These services will include cable television digital distribution and primary IP telephony. In addition to strengthening the competitiveness of cable televisions operators, the move also benefits the J:COM Group by providing opportunities to increase revenue.
J:COM provides digital broadcasting, pay-per-view (PPV) and other digital distribution service to three operators affiliated with Mediatti Communications, Inc. The Company has also submitted proposals to start providing VOD services to other cable television operators.
j. Increasing the number of services provided per household (bundling ratio)
The Company believes that the J:COM Group’s bundled service, in which the three services provided by the Group (J:COM TV, J:COM NET, and J:COM PHONE) are combined in a single package, is superior to similar services provided by other companies in terms of service content and quality, level of customer service, pricing structure, and other factors.
The bundling ratio, which indicates the number of services provided per household, was unchanged at 1.73 as of December 31, 2006 from December 31, 2005, including Cable West Group. The ratio excluding Cable West Group improved to 1.78 as of December 31, 2006 from 1.73 at December 31, 2005.
As the bundling ratio increases, the churn rate tends to decline, and the monthly average churn rate of core cable television services declined from 1.2% in 2005 to 1.1% in 2006.
k. Enhancing the added value of existing services
To increase ARPU, the J:COM Group will aim to enhance added value for its existing services through higher quality and performance.
The following section details the status of current services and the actions being taken to establish new services.
Cable television (J:COM TV)
The J:COM Group began full-fledged marketing of J:COM TV Digital service in April 2004. By the end of the fiscal year ended December 31, 2006, subscriber households, including those receiving digital service offered by Cable West Group, reached 1,089 thousand on a consolidated basis (51.6% of all cable television subscribing households). The J:COM Group provides this digital service at a monthly rate of 4,980 yen (including rental costs for the set-top box but before taxes), which is 1,000 yen higher than the basic charge for its J:COM TV analog service. Hence, promoting the shift to digital services contributes to higher average revenue per customer. In the J:COM TV Digital service, subscribers can enjoy a basic package that offers substantial value, including terrestrial digital and BS digital broadcasts, with their large offerings of high-definition programs, as well as cable digital broadcasting, which features carefully selected and highly attractive specialty channels. The Company also offers the J:COM On Demand service, which enables customers to watch the programming they want to, whenever they want to. J:COM On Demand is one example of an interactive digital service that takes maximum advantage of the Company’s broadband network yet cannot be duplicated by satellite TV operators.
On April 15, 2006, the J:COM Group rolled out its digital video recording (DVR) service, which utilizes an HDR set-top box that enables recording of high-definition broadcasts to an internal hard drive. The service is available for an additional monthly rate of 800 yen before taxes, added to the monthly rate for J:COM TV Digital service. The service enables up to 20 hours of hard disc drive recording with no loss of quality for high-definition programming available through terrestrial digital, BS digital and cable digital broadcasts. Other features include the ability to record another program while watching a different program or record two programs in competing time slots. The service also uses EPG service to simplify timer recording and a “time shift1” function to significantly improve convenience for users. The HDR has become popular for its features and its good cost/performance ratio. From the time the J:COM Group began offering this service on March 15, 2006 through the end of the fiscal year on December 31, 2006, the J:COM Group received 118 thousand applications (and has completed installation of 84.5 thousand excluding those offered by Cable West Group). Also in December 2006, the J:COM Group introduced J:COM TV Digital Compact (a pared-down version of J:COM TV Digital, basic monthly rate before taxes, ¥4,180) in the Kansai region, in an effort to win new subscribers for cable television services and shift analog subscribers to digital services. The movie channel Movie Plus HD, a third high definition channel for cable television operators, was added to J:COM TV Digital as one of its basic channels in August. In October, the Korean entertainment channel “KBS World” was added to J:COM TV Digital. In May 2006, the J:COM Group also finished rolling out InteracTV, a service that gives users the ability to obtain useful local lifestyle information on

[1]	A function that can simultaneously record “live” TV programs and reproduce/pause programs, just like a video player.

their cable television screens, including that provided by local governments for free. The service is now available through all managed system operators.
With regard to VOD service, Jupiter VOD Co., Ltd., an equity-method affiliate and a VOD content provider, has concluded agreements with eight of Hollywood’s major studios, resulting in an increase in the number of titles provided by the J:COM Group from about 4,900 at the beginning of the fiscal year to about 5,900 at the end of the fiscal year. The number of HD VOD titles has also increased to 20.
In an effort to strengthen its competitiveness against rival services from companies such as satellite operators and telecommunications carriers, the Company will continue to enhance the quality of cable television service products it offers. The strategy will center on the three major digital services of high-definition programming, video on demand, and DVR services.
High-speed Internet access (J:COM NET)
I. Pursuing a non-price competition strategy by improving depth of services
Price competition for high-speed Internet access is possibly the fiercest of the J:COM Group’s services. The J:COM Group’s principal high-speed Internet access services are J:COM NET Premier (a best-effort service that uses a device with 30 Mbps downstream and 2 Mbps upstream specifications) and J:COM NET (a best-effort service that uses a device with 8 Mbps downstream and 2 Mbps upstream specifications). Basic monthly fees for these services are ¥5,500 and ¥4,980, respectively, (both before taxes), and the subscriber base is expanding steadily. The reasons behind this expansion are that the Group is employing a strategy of going beyond providing simple connection services in order to differentiate its services from those of other companies. The J:COM Group offers an extended range of basic services including exciting broadband content, as well as various security services that include e-mail virus scanning, firewall services, website filtering, spam mail filtering, up to five e-mail accounts, and a generous allotment for personal Web space. The J:COM Group’s optional services include wireless home LAN services, official community services by program using the social network service (SNS), and package discounts for bundling services. These services have increased customer satisfaction.
II. Promoting faster speeds
The Company’s efforts to offer faster access speeds have also been a factor in enabling the J:COM Group to continue expanding its customer base amid fierce competition. J:COM Net Premier has been well-received by customers. However, in response to the needs of customers who require even faster service, in August 2005, the Company launched the J:COM NET Hikari service for MDUs, which offers speeds up to 100 Mbps. The service provides very high-speed Internet access service through the use of optical fiber cables laid to MDUs and utilizing coaxial wiring in buildings.
The J:COM Group plans to begin offering a very high-speed Internet service for customers living in single dwelling units, individual homes and smaller apartment buildings through J:COM NET that will deliver downstream speeds of up to 160 Mbps and upstream speeds up to 10 Mbps. The service is scheduled to be rolled out in April 2007 starting with service areas of J:COM Kansai Co.,Ltd. The technology J:COM is using in the 160 Mbps service effort combines J:COM’s existing HFC networks (using the DOCSIS2 3.0 cable Internet standard) with its channel bonding function2. The J:COM Group is confident that its HFC network is capable of providing effective service speeds equaling not only ADSL but even fiber to the home (FTTH).
Telephony service (J:COM PHONE)
I. Delivering high quality, primary telephony service at affordable prices
The J:COM Group offers the J:COM PHONE service as a primary fixed-line telephony service with comparable quality to the services of Nippon Telegraph and Telephone (NTT) East Corp. and NTT West Corp., but at a lower monthly rate and with lower call charges. The Company is striving to raise customer satisfaction by offering services such as number portability and volume discounts for high usage customers, in addition to discounted rates for calls between subscribers. Other services include affordable optional services and discounts for bundling services. The Company also offers an optional discount plan for calls to or from the J:COM MOBILE telecommunications service, which was launched in March 2006.
II. Expanding telephone service areas and launching IP telephony service with primary quality
At the end of the fiscal year, the J:COM PHONE service was offered through 18 managed franchises, excluding the Cable West Group . Since 2005, managed franchises launching telephone services for the first time have deployed

[2]	Channel bonding is a function in which multiple DOCSIS signals are combined (i.e., “bonded”) multiplying the speed of conventional DOCSIS data transmission fixed-line telephony service based on IP technology, which delivers the same quality and features as telephone services based on switchboard technology. The list of managed franchises that offer IP telephony service is as follows: J:COM Sapporo Co., Ltd.; the Minami-Osaka system and part of the Sakai system of J:COM Kansai Co., Ltd.; Chofu Cable Inc.; J:COM Setamachi Co., Ltd., the former J:COM Gunma Co., Ltd., Cable Television Kobe, Inc., CableNet Kobe Ashiya Co., Ltd. (the area covered by former Rokko Island Cable Vision Co., Ltd.), and Sakura Cable Television Co., Ltd. The IP telephony service is a high quality, primary IP telephony service with number portability and the ability to place emergency calls (110, 118 and 119), making it distinct from the optional telephony services (050 prefix) offered by some ISPs.
In addition, the J:COM Group started to introduce primary IP telephony services in areas which previously only had switchboard telephony service. The first step was taken by J:COM Shonan Co., Ltd., in September 2006. All other franchises are scheduled to offer these services by the summer of 2007, and from that point forward all new subscribers to J:COM PHONE will have access to IP telephony services.
l. Development of new services
The J:COM Group is continuing to develop new services, building on its customer base of 2,512 thousand households and other business resources such as brand strength, marketing, sales and technical capabilities, customer service infrastructure and billing platforms. One recent example is the Company launch of a new mobile telecommunications service in March 2006 in partnership with WILLCOM, Inc. J:COM Group’s entry into the mobile business is designed to improve customer satisfaction by strengthening the Company’s overall ability to provide services. The move is also designed to lower churn rates even further and to improve ARPU.
The J:COM Group has been conducting trials leading to the commercialization of fixed mobile convergence (FMC, the fusion of fixed and mobile telephony) services since October 2006. This service uses mobile telephones and PHS terminals with a wireless LAN card (WiFi) as an extension of the family’s fixed telephone, and is Japan’s first full-scale FMC service fusing fixed and mobile telephony for the family.
Further, the Company also acquired a 50% stake in KADOKAWA-J:COM Media Co., Ltd., in November 2005, making it an equity method affiliate, in order to strengthen regional marketing. In April 2006, this affiliate launched a free monthly coupon magazine, Clippie, targeting housewives in Saitama City. The magazine is packaged with the J:COM TV program guide and distributed to cable television subscribing households in the area. It sells ad space in Clippie magazine to local companies and conducts regional information advertising via cable television programs and the Internet. The Group’s plans for the affiliate include sequential development of regional information advertising activities at each managed system operator. In addition, the J:COM Group began providing an innovative Digital Viewership Ratings service for digital cable channels to programming providers in August 2006. This service utilizes the interactive capabilities of the J:COM TV Digital set-top box to calculate average audience ratings for programs seen by all households (with a program monitoring agreement), calculated every 30 minutes using viewing history. This is the first genuine digital cable channel audience rating data in Japan. Programming providers use this data as a measure for advertising and when formulating marketing strategies for program scheduling and advertising, and J:COM hopes in this way to contribute to the expansion of the multichannel market.
m. Improving the operational efficiency of the entire group
The J:COM Group is striving to further improve the business efficiency of all of its managed system operators by slimming down business structures to reduce overlapping costs at each operator. For example, the J:COM Group has taken the respective call center capabilities of managed system operators and condensed them into a network of eight customers centers spread across the country including two owned by Cable West Group.
In addition, master headend systems, which are deployed and operated by centers for media and telecommunications services, have been concentrated in four locations including one operated by Cable West Group across the country. Each location is positioned to enable neighboring multiple cable television stations within a specific region to operate the master headend systems for maximum economy of scale and operation.
To enhance operational efficiency in technical departments, all technology-related operations in the J:COM Group is being integrated into J:COM Technology Co., Ltd., which was established in 2005. Going forward, the J:COM Group will improve both operational quality and efficiency through further integration of shared functions.
Uniform marketing under the J:COM brand will allow the Group to stabilize selling, general, and administrative expenses and achieve efficiency in marketing promotions. Further, the Group can acquire equipment and programming under more favorable conditions as its subscriber base expands, so this policy also strengthens the J:COM Group’s negotiating position vis-a-vis its suppliers.

n. Intensifying CSR activities
The J:COM Group is energetically engaged in a number of corporate social responsibility (CSR) activities.
When the Law Supporting the Independence of Disabled Persons came into effect on April 1, 2006, the J:COM Group introduced the J:COM NET Heartful Pack to support the independence and participation in society of people with disabilities. The monthly fee for this service is ¥2,750 (before taxes), which is half the cost of the J:COM NET Premier (30 Mbps) service, and makes it easier for persons with disabilities to enjoy the Internet. Fukuoka Cable Network Co., Ltd., and Cable Vision 21, Inc., were the first to introduce this service, and by November 2006 the service was offered in all service areas with the exception of the Cable West Group service areas. In May 2006, the J:COM Group introduced the Elder Marketing Initiative, which is designed to give seniors (50 years and over, primarily the baby boom generation) a chance to contribute to their communities through community activities, as well as to provide a lifestyle platform for older individuals as they transition into retirement. In December 2006 the J:COM Group introduced the Donation on Demand service, which allows subscribers to donate purchased amounts (tax excluded) to charitable organizations, such as UNICEF, by purchasing the relevant content on J:COM on Demand.
In the future, the J:COM Group will continue to broaden the scope of its CSR activities.
o. Management integration with Cable West Group
J:COM acquired all shares of Cable West, Inc., held by Matsushita Electric Industrial Co., Ltd., and Kosaido Co., Ltd., and a portion of the shares held by other minority shareholders. As a result, on September 28, 2006 Cable West, which is engaged in cable television operations in the Kansai region, along with its subsidiaries, six companies in total, became consolidated subsidiaries of J:COM. The Cable West Group is Japan’s third-largest cable television operator, and is the largest operator acquired by J:COM since its initial public offering. The group offers three services, cable television, high-speed Internet access, and telephony service(“Cable Plus Phone” ). With 334,700 total subscribing households (as of December 31, 2006), its addition to the J:COM Group brings the J:COM Group’s total subscribing households to 2,512 thousand. This brings the J:COM Group’s share of Japan’s cable television market (on a total subscribing household basis) from approximately 30% to approximately 35% (as of September 30, 2006; figures by “Broadcast Journal,” December 2006 issue), further strengthening the J:COM Group’s competitiveness and significantly expanding the potential subscriber base. The Company also believes that it can expect reductions in operating costs resulting from the joint use of facilities by the J:COM Group’s existing subsidiaries, economies of scale arising from joint procurement of materials and programming, greater efficiency in sales and marketing activities and other synergistic effects growing out of its business strategy. As a result of the consolidation with the Cable West Group, a new strategy for the Kansai area and a growth strategy for the Group are in view.
(7) Items relating to parent companies
a. Business names of parent companies

Voting Rights Held by
		Parent Company	Place of Listing
Business Name or Title of		(Percentage of Indirectly	for Shares Issued
Parent Company	Description	Held Shares)	by Parent Company

LGI/Sumisho Super Media, LLC[4]	Parent company	62.47%	—

Liberty Global, Inc.	Parent company	62.47% (36.64%)	NASDAQ

Sumitomo Corporation	A company of which the Company is an equity method affiliate	0.00% (25.83%)	Tokyo Stock Exchange, Osaka Securities Exchange, Nagoya Stock Exchange, Fukuoka Stock Exchange

[4]	LGI/Sumisho Super Media, LLC is a joint-venture company established by subsidiaries of Liberty Global, Inc. (58.66% stake) and Sumitomo Corporation (41.34%). Liberty Global, Inc. and Sumitomo Corporation indirectly hold shares of Jupiter Telecommunications through their stake in LGI/Sumisho Super Media, LLC.
b. Business name or title of parent company with greatest influence on Jupiter Telecommunications and explanation thereof

Business name or title of
listed company with greatest	Liberty Global, Inc.
influence on Jupiter
Telecommunications

Explanation	Decisions regarding the operation of parent company LGI/Sumisho Super Media, LLC are decided by a two-person committee. Each shareholder of LGI/Sumisho Super Media, LLC appoints one member to this committee. Of the two shareholders, Liberty Global, Inc. holds the ultimate decision-making authority on stalemate issues, effectively giving it 100% decision-making authority over LGI/Sumisho Super Media, LLC. Consequently, Liberty Global, Inc. exercises the greatest influence on Jupiter Telecommunications.

c. Relationship of the Company to Liberty Global, Inc. and Sumitomo Corporation
As of December 31, 2005, Liberty Global, Inc. effectively exercised 100% decision-making authority over LGI/Sumisho Super Media, LLC, which owns a 62.47% stake in Jupiter Telecommunications. Sumitomo Corporation indirectly owns a 25.83% stake in Jupiter Telecommunications through its holdings in LGI/Sumisho Super Media, LLC. Consequently, Jupiter Telecommunications is an indirect consolidated subsidiary of Liberty Global, Inc. and an equity method affiliate of Sumitomo Corporation.
As of December 31, 2005, Liberty Global, Inc. and Sumitomo Corporation had each appointed three part-time directors to Jupiter Telecommunications. These outside directors have provided input on ways to maximize the corporate value of the Company. In addition, Liberty Global, Inc., has appointed two part-time auditors and Sumitomo Corporation has appointed one to Jupiter Telecommunications.
d. Ensuring independence from parent companies
Jupiter Telecommunications is steered by a management team that consists of a majority of full-time directors. The management team makes independent decisions about the Company’s business activities. Almost all of the Company’s customers are general consumers or general corporations not related to the parent companies of Jupiter Telecommunications. Therefore, the Company has already achieved an adequate level of independence from parent companies in its business activities.
(8) Preparation and operation of internal management structure
a. Fundamental policy on creation of an internal control system
At the Board meeting held on June 28, 2006, the Board of Directors made the decision to adopt a fundamental policy that mandates the creation of an internal control system, in accordance with Article 362 of the Company Act and Article 100 of the Enforcement Regulations for the Company Act.
b. Organization and structure for internal auditing
The Internal Auditing Department, which reports directly to the President, is responsible for internal audits of the entire internal organization and J:COM Group companies. The Internal Auditing Department has a staff of approximately 10 employees. Its employees audit internal organizations and J:COM Group companies. As a rule, audits are conducted every two years, according to an auditing plan. Audit findings are submitted as reports to the President. After auditing, organizations are routinely monitored to trace the progress of improvements to address deficiencies uncovered by audits.
The Internal Auditing Department and auditors work independently but maintain close communications. The Internal Auditing Department reports the findings of audits to the full-time auditor, in order to contribute to audits by the board of statutory auditors.
c. Internal Control Committee
As a consolidated subsidiary of LGI, whose shares are listed on the U.S. NASDAQ Stock Market, Jupiter Telecommunications is required to comply with the US Sarbanes-Oxley Act starting for the fiscal year-end 2006. The Company is taking steps to strengthen and promote its internal control structure, initially focused on compliance with the Sarbanes-Oxley Act. In May 2005, to support this effort, the Company established the Internal Control Committee and the Internal Control Project Secretariat (later renamed the Internal Control Promotion Dept. in March 2006) to perform concrete planning and execution under the direction of the Internal Control Committee.
d. Preparation of compliance structure
The Compliance Committee at Jupiter Telecommunications is responsible for strengthening and promoting a

Company-wide structure for compliance. The Company has prepared a compliance manual that is distributed to all officers and employees of J:COM Group companies, and implements compliance training in an effort to secure a solid foundation for ensuring compliance.
In addition, the Company has been promoting its “Speak Up” initiative for internal reporting at J:COM Group companies since May 2005. The initiative provides an avenue for employees to speak up about compliance issues through direct consultation with the Compliance Committee and outside lawyers. The initiative functions as a safeguard against situations that, for whatever reason, make it difficult to deal with or report compliance issues under the normal chain of command. In May 2006, the Company’s full-time auditor was added to the list of contact persons for employees to report information.
e. Information management and risk management structure
The Information Security Committee at Jupiter Telecommunications meets regularly to promote stronger measures for information security. The committee’s initiatives include implementing security-hole5 measures for all systems. Jupiter Telecommunications is also taking steps to strengthen its protection of personal information. Almost all Group companies have acquired certification under the Privacy Mark program operated by the Japan Information Processing Development Corporation (JIPDEC). As part of its risk management structure, the Company has established a system for 24/7 monitoring of networks at J:COM Group companies. The system is designed to ensure stable provision of broadcast and telecommunications services and swift response to network interruptions.

[5]	A design problem in a software or network allowing an attacker to juggle computer to threaten information assets. For protection confirmation of safety and renovation work is needed.

3. Business Results and Financial Conditions
(1) Business Results (comparisons are year-on-year)
During 2006, RGUs of the Jupiter Telecommunications consolidated group increased as follows: cable TV, by 424,400 to 2,109,300 households, high-speed Internet access, by 244,600 to 1,108,800 households and telephony services, by 208,600 to 1,119,900 households.
The number of customers connected stood at 2,512,200 at December 31, 2006, an increase of 509,400 from December 31, 2005. The average RGU per customer was unchanged at 1.73 as of December 31, 2006 from December 31, 2005, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.78 as of December 31, 2006, compared to 1.73 as of the end of the twelve-month period to December 2005. (Note: the data on RGUs are totals for the J:COM Group’s consolidated subsidiaries excluding affiliated franchise companies.) ARPU (ARPU is determined for any period as total revenue of our consolidated franchises, excluding revenue attributable to installation charges for new customers and fees paid to us by building owners related to terrestrial blockage, divided by the weighted-average number of connected customers during the period.) increased to ¥7,787 for the year ended December 31, 2006, an increase of ¥249 compared to ¥7,538 for the year ended December 31, 2005.
During the year ended December 31, 2006, the Company reported revenue of ¥221,915 million, an increase of 21% (or ¥38,771 million). Operating income increased by 29% (by ¥7,107 million) to ¥31,582 million. Net income was ¥24,481 million, an increase of 27% or ¥5,148 million.
The following discusses reasons for changes in the major categories of revenues and expenses.
a. Revenue
Total revenue increased by ¥38,771 million, or 21%, from ¥183,144 million for the year ended December 31, 2005 to ¥221,915 million for the year ended December 31, 2006. The effect of acquisitions accounted for approximately ¥15,406 million, or 40% of such total revenue increase.
Subscription Fees
Subscription fees increased by ¥33,137 million, or 20%, from ¥163,378 million for the year ended December 31, 2005 to ¥196,515 million for the year ended December 31, 2006. The effect of acquisitions accounted for approximately ¥14,228 million, or 43% of such subscription fee increase.
Including the effects of acquisitions, cable television subscription fees increased by ¥17,549 million, or 21%, from ¥85,254 million for the year ended December 31, 2005 to ¥102,803 million for the year ended December 31, 2006. Including the effects of acquisitions, high-speed Internet subscription fees increased by ¥10,696 million, or 23%, from ¥47,425 million for the year ended December 31, 2005 to ¥58,121 million for the year ended December 31, 2006. Including the effects of acquisitions, telephony subscription fees increased by 4,892 million, or 16%, from ¥30,699 million for the year ended December 31, 2005 to ¥35,591 million for the year ended December 31, 2006. These increases were primarily the result of acquisitions and subscriber growth in our consolidated franchises of 25% for cable television, 28% for high-speed Internet and 23% for telephony. The 21% increase in cable television subscription fees was due to 25% subscriber growth and increasing proportion of cable television subscribers who subscribe to our digital service, for which we charge a higher fee compared to the analog service. As of December 31, 2006, 52% of our cable television subscribers were receiving our digital service, compared to 37% as of December 31, 2005. The 23% increase in high-speed Internet subscription fees was attributable to subscriber growth of 28%. The 16% increase in telephony subscription fees was attributable to a 23% subscriber growth that was partly offset by a decrease in the average monthly telephone call revenue per subscriber.
Other
Other revenue increased by ¥5,634 million, or 29%, from ¥19,766 million for the year ended December 31, 2005 to ¥25,400 million for the year ended December 31, 2006. The effect of acquisitions accounted for approximately ¥1,177 million, or 21% of such other revenue increase. Other revenue includes poor reception compensation, construction, installation, advertising, program production, commission and other fees, and charges and sales made to our unconsolidated managed franchises for management, programming, construction materials and other services.

b. Operating Costs and Expenses
Operating and Programming Costs
Operating and programming costs increased by ¥15,530 million, or 20%, from ¥76,767 million for the year ended December 31, 2005 to ¥92,297 million for the year ended December 31, 2006. The effect of acquisitions accounted for approximately ¥3,412 million, or 22% of such increase, and the increase in programming costs associated with the increase in the number of cable television subscribers was ¥5,126 million, and remaining increases primarily related to increases in maintenance related expense, a ¥1,304 million increase in consulting expense and a ¥861 million increase in salaries, wages and other employee expenses and increases in expenses associated with the expansion of our network and the increase in the number of subscribing customers during the period.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by ¥5,428 million, or 14%, from ¥38,564 million for the year ended December 31, 2005 to ¥43,992 million for the year ended December 31, 2006. The effect of acquisitions accounted for approximately ¥6,370 million with the remaining decrease primarily attributable to a ¥1,339 million decrease in stock-based compensation expense and decreases in marketing and advertising expense, which were partially offset by increased salary, wages and other employee related costs.
Depreciation and Amortization
Depreciation and amortization expenses increased by ¥10,706 million, or 25%, from ¥43,338 million for the year ended December 31, 2005 to ¥54,044 million for the year ended December 31, 2006. The increase was primarily attributable to additions to depreciable and amortizable assets related to the installation of services to new customers, ¥4,673 million related to acquisitions, and the amortization of customer relationship intangible assets.
c. Other Costs and Expenses
Interest Expense (Net)
Interest expense, net decreased by ¥4,181 million, or 54%, from ¥7,703 million for the year ended December 31, 2005 to ¥3,522 million for the year ended December 31, 2006. This decrease is primarily due to the repayment of our ¥50 billion subordinated loan facility in March 2005, and reduced bank fee amortization.
Other Income (Expense), Net
Other income, net, decreased by ¥69 million, from ¥322 million for the year ended December 31, 2005 to ¥253 million for the year ended December 31, 2006.
Equity in Earnings of Affiliates
Equity in earnings of affiliates decreased by ¥280 million, or 43%, from ¥651 million for the year ended December 31, 2005 to ¥371 million for the year ended December 31,2006. The decrease as primarily attributable to a reduction in the number of affiliates and reduced earnings from the remaining affiliates for the year ended December 31, 2006.
Minority Interest in Net Income
Minority interest in net income increased by ¥184 million, from ¥997 million for the year ended December 31, 2005 to ¥1,181 million for the year ended December 31, 2006.
Income Tax (Expense)/Benefit
Income tax benefit was ¥3,071 million for the year ended December 31, 2005 compared to income tax expense of ¥3,022 million for the year ended December 31, 2006. The income tax expense of ¥3,022 million in the year ended December 31, 2006 included ¥4.7 billion of net deferred tax benefit recognized as a result of valuation allowances that were reversed for certain franchises as we believe the related deferred tax assets will be realizable in future years. The year ended December 31, 2005 also included a net deferred tax benefit of ¥7.5 billion resulting from the release of valuation allowances.

Net Income
Net income increased by ¥5,148 million, or 27%, from ¥19,333 million for the year ended December 31, 2005, to ¥24,481 million for the year ended December 31, 2006 for the reasons set forth above.
(2) Financial situation
As of December 31, 2006, our cash and cash equivalents decreased by ¥14,797 million, from ¥35,283 million to ¥20,486 million, primarily as a result of cash used for acquisitions, offset by proceeds from short-term loans and long term debt and cash provided by operating activities. The following is a summary of cash flows during the year ended December 31, 2006.
Cash Flows from Operating Activities
Net cash provided by operating activities was ¥80,003 million for the year ended December 31, 2006, compared to ¥60,763 million the year ended December 31, 2005, or an increase of ¥19,240 million. The increase was primarily the result of a ¥15,935 million increase in operating cash flow (revenue less operating and programming costs and selling, general and administrative costs (exclusive of stock compensation, depreciation and amortization)), together with a net decrease in the movement on various working capital components.
Cash Flows from Investing Activities
Net cash used in investing activities was ¥121,601 million for the year ended December 31, 2006, compared to ¥57,230 million for the year ended December 31, 2005, or an increase of ¥64,371 million. The increase was primarily attributable to a ¥10,055 million increase in capital expenditures and a ¥56,770 million increase in the acquisition of new subsidiaries, net of cash acquired, and the acquisitions of minority interest in consolidated subsidiaries.
Cash Flows from Financing Activities
Net cash provided from financing activities was ¥26,801 million for the year ended December 31, 2006, compared to ¥21,330 million for the year ended December 31, 2005. The net cash provided by financing activities for the year ended December 31, 2006 primarily consisted of ¥106,789 million of proceeds from long-term debt, primarily obtained to fund the Cable West acquisition, partially offset by ¥66,975 million in principle payments of long-term debt and ¥13,455 million principle payment of capital leases. The net cash provided by financing activities in the year ended December 31, 2005 primarily consisted of ¥91,420 million net proceeds from issuance of common stock as a result of our initial public offering (including exercise of stock options), offset by a ¥58,888 million net reduction of long-term and short-term debt, and ¥11,970 million in principal payment of capital leases.
(3) Business Risk
The Company is subject to various risks in its business activities. Should one of these risks actually occur, the Group’s financial position, operating results and cash flows may be materially affected. The Group is thus doing its utmost to manage its exposure to such risks.
With regard to risks not under direct control of the Group, major items at December 31, 2006 are as follows;
a. Changes in natural environment
This includes damage to the Group’s distribution equipment caused by natural disaster.
b. Changes in market environment
This includes intensifying competition among service providers whose service is similar to the Group’s tightening of legal restrictions, deterioration of market trends, and so forth.
c. Changes in transactional environment for the Group
This includes suspension of business transactions with program suppliers, providers of network infrastructure, and suppliers of equipment for transmitting and receiving services such as digital set-top boxes.
A more detailed list of risk factors will be included in the annual securities report that Jupiter Telecommunications submits on March 2007.

(4) Plan for application of fund and result for appropriation of fund related to public stock offerings of issuance at market price
Jupiter Telecommunication raised approximately ¥82,954 million through the public stock offerings on March 22, 2005 as it was listed on Jasdaq Securities Exchange and additional fund of approximately ¥8,710 million through the allocation of new shares to a third party on April 20, 2005. The company had planned to apply these funds for repayment of debt loans, acquisition of cable television companies, and capital expenditure.
However, because the proceeds from operating activities were available to fund capital expenditures, the Company has used ¥50 billion to repay debt and the remaining ¥41,664 million was used to fund the acquisition of CATV operators. The entire amount was used by the end of 2006.

5. Consolidated Annual Financial Statements
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
	Year ended	Year ended
Account	December 31, 2006	December 31, 2005	Change
	Amount	Amount	Amount	(%)

Revenue:
Subscription fees	196,515	163,378	33,137	20.3
Other	25,400	19,766	5,634	28.5

	221,915	183,144	38,771	21.2

Operating costs and expenses
Operating and programming costs	(92,297)	(76,767)	(15,530)	(20.2)
Selling, general and administrative	(43,992)	(38,564)	(5,428)	(14.1)
Depreciation and amortization	(54,044)	(43,338)	(10,706)	(24.7)

	(190,333)	(158,669)	(31,664)	(20.0)

Operating income	31,582	24,475	7,107	29.0

Other income (expenses):
Interest expense, net:
Related parties	(1,109)	(988)	(121)	(12.2)
Other	(2,413)	(6,715)	4,302	64.1
Other income, net	253	322	(69)	(20.9)

Income before income taxes and other items	28,313	17,094	11,219	65.6
Equity in earnings of affiliates	371	651	(280)	(43.1)
Minority interest in net (income) losses of consolidated subsidiaries	(1,181)	(997)	(184)	(18.5)

Income before income taxes	27,503	16,748	10,755	64.2
Income tax (expense)/benefit	(3,022)	3,071	(6,093)	—

Income before cumulative effect of accounting change	24,481	19,819	4,662	23.5

Cumulative effect of accounting change	—	(486)	486	—

Net income	24,481	19,333	5,148	26.6

Per Share data
Income before cumulative effect of accounting change per share — basic	3,844.83	3,258.96	585.87	18.0
Income before cumulative effect of accounting change per share — diluted	3,838.33	3,248.57	589.76	18.2
cumulative effect of accounting change per share — basic	—	(80.02)	80.02	100.0
cumulative effect of accounting change per share — diluted	—	(79.76)	79.76	100.0
Net income per share — basic	3,844.83	3,178.95	665.88	20.9
Net income per share — diluted	3,838.33	3,168.81	669.52	21.1
Weighted average number of ordinary shares outstanding — basic	6,367,220	6,081,511	285,709	4.7
Weighted average number of ordinary shares outstanding — diluted	6,378,001	6,100,971	277,030	4.5

(Note)1
Percentages are calculated based on amounts before rounding.
(Note)2
The Company included stock based compensation in “operating and programming costs” and “selling, general and administrative expenses” for all periods presented, which was presented separately in previous periods, due to the adoption of SFAS No.123R as stated in Notes to Annual Consolidated Financial Statements, 4. Significant accounting policies, (13)Stock compensation. The stock expense amounts included in “operating and programming costs” are ¥95 million and ¥634 million for the years ended December 31, 2006 and 2005, respectively, and amounts included in “selling, general and administrative expenses” are ¥237 million and ¥1,576 million for the years ended December 31, 2006 and 2005, respectively.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(YEN IN MILLIONS)
	December 31, 2006	December 31, 2005	Change
Account	Amount	Amount	Amount

Current assets:
Cash and cash equivalents	20,486	35,283	(14,797)
Accounts receivable	14,245	10,754	3,491
Allowance for doubtful accounts	(378)	(285)	(93)
Deferred tax asset — current	11,877	10,285	1,592
Prepaid expenses and other current assets	4,669	3,169	1,500

Total current assets	50,899	59,206	(8,307)

Investments:
Investments in affiliates	2,469	5,155	(2,686)
Investments in other securities, at cost	801	2,890	(2,089)

Total investments	3,270	8,045	(4,775)

Property and equipment, at cost:
Land	2,845	1,796	1,049
Distribution system and equipment	480,363	395,738	84,625
Support equipment and buildings	32,554	28,246	4,308

	515,762	425,780	89,982

Less accumulated depreciation	(180,594)	(144,080)	(36,514)

Total property and equipment, at cost	335,168	281,700	53,468

Other assets:
Goodwill	202,267	150,030	52,237
Intangible asset — customer lists, net	21,181	6,393	14,788
Deferred tax asset — non current	5,629	3,515	2,114
Other	7,534	7,568	(34)

Total other assets	236,611	167,506	69,105

Total assets	625,948	516,457	109,491

	December 31, 2006	December 31, 2005	Change
Account	Amount	Amount	Amount

Current liabilities:
Short-term loans	2,000	2,000	—
Long-term debt—current portion	16,158	11,508	4,650
Capital lease obligations—current portion
Related parties	10,893	9,253	1,640
Other	1,988	1,299	689
Accounts payable	26,166	19,855	6,311
Income tax payable	3,411	2,532	879
Deferred revenue—current portion	4,862	3,580	1,282
Accrued expenses and other liabilities	5,424	4,124	1,300

Total current liabilities	70,902	54,151	16,751

Long-term debt, less current portion	173,455	133,096	40,359
Capital lease obligations, less current portion:
Related parties	30,595	25,292	5,303
Other	6,986	2,679	4,307
Deferred revenue	55,044	44,346	10,698
Redeemable preferred stock of consolidated subsidiary	500	500	—
Other liabilities	7,120	1,658	5,462

Total liabilities	344,602	261,722	82,880

Minority interests	4,050	3,290	760

Shareholders’ equity:
Ordinary shares no par value	115,232	114,481	751
Additional paid-in capital	196,335	195,219	1,116
Accumulated deficit	(34,071)	(58,353)	24,282
Accumulated other comprehensive income (loss)	(200)	98	(298)
Treasury stock	(0)	(0)	(0)

Total shareholders’ equity	277,296	251,445	25,851

Total liabilities, minority interests and shareholders’ equity	625,948	516,457	109,491

Note 1
Amounts in Change column are presented based on rounded amounts compared by each Account, thus detail and total may disagree.
Note 2
The Company presented “Deferred tax asset—current” separately from “Prepaid expenses and other current assets”, “Deferred tax asset—non current” separately from “Other” and “Income tax payable” and “Deferred revenue-current portion” separately from “Other liabilities” for all periods presented.
Note 3
The Company presented “Intangible asset—customer list, net” separately from “Other” for all periods presented.
Note 4
The Company included “Severance and retirement allowance” in “Other liabilities” for all periods presented. The amounts are ¥495 million on December 31, 2006 and ¥94 million on December 31, 2005

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity

(YEN IN MILLIONS)
					Accumulated
					Other	Total
		Additional paid in	Comprehensive	Accumulated	Comprehensive	Shareholders'
	Ordinary Shares	capital	Income/(Loss)	Deficit	Income/(Loss)	Equity

Balance at January 1, 2005	78,133	137,931		(77,686)	(8)	138,370
Net Income	—	—	19,333	19,333	—	19,333
Other comprehensive income:
Changes in the fair value of derivative financial instruments	—	—	106	—	106	106

Comprehensive income	—	—	19,439	—	—	—

Stock option exercise	466	466		—	—	932
Stock compensation (includes paid not issued options)	—	2,216		—	—	2,216
Treasury stock	(0)	—		—	—	(0)
Issuance of shares upon IPO, net of related costs	35,882	54,606		—	—	90,488

Balance at December 31, 2005	114,481	195,219		(58,353)	98	251,445

Net income:	—	—	24,481	24,481	—	24,481
Undistributed loss from newly acquired companies	—	—	—	(199)	—	(199)
Other comprehensive income:
Changes in the fair value of derivative financial instruments	—	—	(298)	—	(298)	(298)

Comprehensive income	—	—	24,183	—	—	—

Stock option exercise	751	782		—	—	1,533
Stock compensation (includes paid not issued options)	—	334		—	—	334
Treasury stock	(0)	—		—	—	(0)

Balance at December 31, 2006	115,232	196,335		(34,071)	(200)	277,296

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(YEN IN MILLIONS)
	Year ended	Year ended
	December 31, 2006	December 31, 2005
Classification	Amount	Amount

Cash flows from operating activities:
Net income	24,481	19,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,044	43,338
Equity in earnings of affiliates	(371)	(651)
Minority interest in net income of consolidated subsidiaries	1,181	997
Stock compensation expenses	332	2,210
Deferred income taxes	(1,328)	(5,257)
Cumulative effect of accounting change	—	486
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	436	(974)
Increase in prepaid expenses and other current assets	(674)	(1,499)
Decrease in other assets	1,102	2,810
Increase in accounts payable	864	4,955
Increase/(decrease) in accrued expenses and other liabilities	2,611	(335)
Decrease in provision for retirement allowance	(110)	(2,676)
Decrease in deferred revenue	(2,565)	(1,974)

Net cash provided by operating activities	80,003	60,763

Cash flows from investing activities:
Capital expenditures	(48,460)	(38,405)
Acquisitions of new subsidiaries, net of cash acquired	(56,137)	(12,049)
Investments in and advances to affiliates	—	140
Acquisition of minority interests in consolidated subsidiaries	(17,587)	(4,905)
Other investing activities	583	(2,011)

Net cash used in investing activities	(121,601)	(57,230)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,533	91,420
Net increase in short-term loans	93	1,750
Proceeds from long-term debt	106,789	126,904
Principal payments of long-term debt	(66,975)	(187,542)
Principal payments under capital lease obligations	(13,455)	(11,970)
Other financing activities	(1,184)	768

Net cash provided by (used in) financing activities	26,801	21,330

Net increase/(decrease) in cash and cash equivalents	(14,797)	24,863

Cash and cash equivalents at beginning of year	35,283	10,420

Cash and cash equivalents at end of term	20,486	35,283

Notes to Annual Consolidated Financial Statements
1.	Scope of consolidation
(1)	Number of consolidated subsidiaries: 27

(2)	The names of the Company’s consolidated subsidiaries are shown in “1.Status of the Jupiter Telecommunications Co., Ltd.(J:COM) Group”.
2.	Scope of application of equity method
(1)	Number of equity method affiliates: 5

(2)	The names of these affiliates are shown in “1.Status of the Jupiter Telecommunications Co., Ltd.(J:COM) Group”.
3.	Fiscal year end

The fiscal year end for all consolidated subsidiaries is the same as the date of consolidated

4.	Significant accounting policies
(1)	Accounting standards used to prepare financial statements

The Company prepares its annual consolidated financial statements using terminology, forms and methods of preparation required under accounting principles generally accepted in the United States of America.

(2)	Securities valuation standards and valuation method

To value its securities, the Company applies Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Investments in affiliates (excluding loans):	Equity method
Investments in other securities:	Cost method
When investments in affiliates and unmarketable stocks decline in value, the Company considers the possibility of recognizing impairment losses if such declines are deemed to be other-than-temporary.

(3)	Valuation standards and valuation methods for derivatives

The Company accounts for derivatives based on SFAS No.133 “Accounting for Certain Derivative Instruments and Hedging Activities” as amended. According to SFAS No. 133, as amended, all derivatives must be fairly valued and recognized on the balance sheet as assets or liabilities.
•	Derivative instrument designated and effectively active as a fair value hedge:

Changes in the fair value of derivative instruments and of the assets or liabilities being hedged are recognized as periodic income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion effectively active as a hedge:

Until income/losses on the assets or liabilities being hedged are recognized on the income statement, they must be recognized as other comprehensive income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion that is not effectively active as a hedge:

Recognized as periodic income/loss.

•	Derivative instruments not designated as hedge:

Changes in fair value recognized as periodic income/loss.
(4)	Accounting for long-lived assets

For long-term assets other than goodwill, the Company evaluates the need for impairment losses on the guidance in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

(5)	Depreciation method for tangible fixed assets

The straight-line method is applied.

Useful lives of major assets:

Distribution equipment:	10 - 15 years
Buildings:	15 - 40 years
Support equipment and buildings:	5 - 15 years
(Assets acquired through capital leases are depreciated over periods ranging from 2-21 years.)
(6)	Valuation standards and valuation methods for goodwill

The Company recognizes as goodwill the difference between costs of acquisition of consolidated subsidiaries and the estimated fair value of the net assets of applicable companies.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company conducts an impairment test once each year or whenever an event occurs that suggests the possibility of impairment.

(7)	Accounting methods of Asset Retirement Obligation

The company applies FASB Interpretation No. 47 which clarifies that the term asset retirement obligation as used in FASB Statement No.143, Accounting for Asset Retirement Obligations. This interpretation requires us to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

(8)	Standards for recognition of important allowances

Bad debt allowance

The Company calculates a bad debt allowance on the basis of our best estimate of probable future losses on accounts receivable. It also recognizes estimated uncollectible amounts when such allowances are required.

(9)	Lease transactions

The Company accounts for leases in accordance with SFAS No.13 “Accounting for Leases.”

(10)	Amortization of intangible assets

Intangible assets consist of customer relationships, which are amortized over the expected lives of our customers.

(11)	Income Taxes

The Company and its subsidiaries account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(12)	Revenue Recognition

The Company and its subsidiaries recognize cable television, high-speed Internet access, telephony and programming revenues when such services are provided to subscribers. Revenues derived from other sources are recognized when services are provided, events occur or products are delivered. Initial subscriber installation revenues are recognized in the period in which the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that the subscribers are expected to remain connected to the cable television system. Historically, installation revenues have been less than related direct selling costs, therefore such revenues have been recognized as installations are completed. The Company and its subsidiaries provide poor reception rebroadcasting services to noncable television viewers suffering from poor reception of television waves caused by artificial obstacles. The Company and its subsidiaries enter into agreements with parties that have built obstacles causing poor reception for construction and maintenance of cable facilities to provide such services to the affected viewers at no cost to them during the agreement period. Under these agreements, the Company and its subsidiaries receive up-front, lump-sum compensation payments for construction and maintenance. Revenues from these agreements have been deferred and are being recognized in income on a straight-line basis over the agreement periods which are generally 20 years. Such revenues are included in revenue — other in the accompanying consolidated statements of operations.

(13)	Stock compensation

The FASB issued SFAS No. 123 (Revised 2004) (SFAS No. 123R) in December 2004. SFAS No. 123R is a revision of SFAS No. 123 Accounting for Stock-Based Compensation. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The company has applied the modified prospective method to adopt SFAS No. 123R since January 1, 2006.
6. Manufacturing, Orders and Sales
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) is primarily involved in providing cable TV, high-speed Internet access, and telephony services. Accordingly, the Group has nothing to report regarding manufacturing and orders.
The details of revenue—subscription fees are as shown under “3.Business Results and Financial Conditions — (1) a Revenue”.

7. Segment Information
(1) Operating segments
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) operates a single segment which it calls the cable TV businesses. Therefore, information on operating segments has been omitted in this section.
(2) Segment information by region
Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

Highlights of 2006     (1/2)

January 30, 2007
Jupiter Telecommunications Co., Ltd.
Unit: Yen in 100 million (rounding in 10 million yen)

	Year	Year			Estimation	2006 result
	ended	ended			for the year	vs. 2007
	December	December	Change		ending Dec.	estimation
P/L	31, 2006	31, 2005	Amount	%	31, 2007	(%)	Explanation of changes
Revenue:
Subscription fee	1,965	1,634	331	20%			Subscription fee breakdown: Cable TV 1,028(+175, or +21%), HS Internet 581(+107, or +23%), Telephony 356(+49, or +16%). Effect of acquisitions (+142)
Other	254	198	56	28%

Total	2,219	1,831	388	21%	2,630	19%	Effect of acquisitions (+154)
Operating costs and expenses:
Operating & programming costs	923	768	155	20%			In line with an increase in RGU, program purchase cost, wages and others increased. Effect of acquisitions (+34)
Selling, general & administrative	440	386	54	14%			Increase due to effect of acquisitions (+64), however, the growth rate of SGA was less than that of revenue due to decrease in stock compensation and advertising expense.
Depreciation & amortization	540	433	107	25%			Increase in installation equipments, expansion of network, and amortization of customer relationship. Effect of acquisitions (+47)

Operating income	316	245	71	29%	375	19%
Other income (expense):
Interest expense, net	35	77	(42)	(55)%			Debt repayment of 500 in March 05, significant decrease in interest rates as a result of refinancing in Dec 2005.
Other income (expense), net	3	3	0	0%

Income before tax, equity, minority	283	171	112	65%
Equity in earnings of affiliates	4	7	(3)	(43)%
Minority interest in net income	(12)	(10)	(2)	(20)%

Income before income taxes	275	167	108	65%	310	13%
Income taxes & Other	30	(26)	56	—			Includes reversal of valuation allowances of 47 in 2006 and 75 in 2005.

Net income	245	193	52	27%	205	(16)%

OCF *1	860	700	160	23%
Margin	38.7%	38.2%	0.5%

*1:	OCF (Operating Cash Flow : Revenue less Operating & programming costs less Selling, general & administrative expenses (exclusive of stock compensation, depreciation, and amortization):

	As of	As of
	Dec.	Dec.
Assets and Liabilities*2	31, '06	31, '05	Change
Total Assets	6,259	5,165	1,094
Equity	2,773	2,514	259
Equity capital ratio to total assets	44%	49%	(5)%
Debt (including capital lease obligations)	2,421	1,851	570
Net Debt	2,216	1,498	718
D/E Ratio (Net)	0.80	0.60	0.20

	Year	Year
	ended	ended
	December	December	Change
Capital Expenditure	31, 2006	31, 2005	Amount	%
Capital expenditures	485	384	101	26%
Capital lease expenditure	174	159	15	9%

Total	659	543	116	21%

	Year	Year
	ended	ended
	December	December
Cash Flows	31, 2006	31, 2005	Explanation of changes
Cash provided by operating activities	800	608	OCF(860)
Cash used in investing activities	(1,216)	(572)	Capital expenditure(485), and acquisition of new subsidiaries and MI purchases(737)
Free Cash Flow	141	65	(Cash provided by operating activities 800) - (Capital expenditure incl. Capital Lease 659)
Cash generated from financing activities	268	213	Proceed from long-term debt (+1,068), Principal payment of long-term debt and capital lease(-804)
Increase/(decrease) in cash	(148)	249

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Highlights of 2006     (2/2)

January 30, 2007
Jupiter Telecommunications Co., Ltd.

	As of	As of
	Dec.	Dec.
J:COM Group	31, '06	31, '05	Change		Explanation of changes
Consolidated subsidiaries
CATV company (including CW group)	23	17	6	(a)	Inclusion of Rokko Island Cable Vision(Jan'06), Sakura Cable(Apr'06), Cable Net Shimonoseki(Aug'08), Cable West Inc and their 5 subsidiaries (Suita, Toyonaka Ikeda, Takatsuki, Higashi Osaka and Kitakawachi) Merger of KobeAshiya with Rokko, Urawa with Media Saitama and Kanto with Gunma
Others	4	3	1		Kansai Multimedia Service(KMS) became subsidiary(Jan'06)

Total	27	20	7	(1)
Equity-method affiliates
CATV company	2	3	(1)	(b)	Shimonoseki became subsidiary(Aug'06)
Others	3	4	(1)		KMS became subsidiary(Jan'06)

Total	5	7	(2)	(2)
Group total (1) + (2)	32	27	5
CATV company Total (a) + (b)	25	20	5

Consolidated systems (A+B) *6

	As of	As of
	Dec.	Dec.
Operational Data	31, '06	31, '05	Change
RGUs
CATV	2,109,300	1,684,900	424,400
of which digital service	1,088,900	620,800	468,100
HS Internet access	1,108,800	864,200	244,600
Telephony	1,119,900	911,300	208,600

Total	4,338,000	3,460,400	877,600

Customers connected	2,512,200	2,002,800	509,400

Homes passed	9,206,100	7,296,600	1,909,500

Average number of RGUs per customer	1.73	1.73	0

Rate of customers taking 3 services	24.8%	22.2%	2.6%

ARPU *2	\7,787	\7,538	\249
(Average revenue per customer per month)	*3	*4

Monthly churn rate *5
CATV	1.1%	1.2%	(0.1%)
HS Internet access	1.3%	1.3%	0.0%
Telephony	0.8%	0.7%	0.1%

A. Consolidated systems			B. CW Group *7
(excluding Cable West) *6
As of	As of		As of
Dec.	Dec.		Dec.
31, '06	31, '05	Change	31, '06

1,799,700	1,684,900	114,800	309,600
921,300	620,800	300,500	167,600
978,900	864,200	114,700	129,900
1,097,000	911,300	185,700	22,900

3,875,600	3,460,400	415,200	462,400

2,177,500	2,002,800	174,700	334,700

7,807,800	7,296,600	511,200	1,398,300

1.78	1.73	0.05	1.38

24.8%	22.2%	2.6%	—

\7,787	\7,538	\249	—
*3	*4

1.1%	1.2%	(0.1)%	—
1.3%	1.3%	0.0%	—
0.8%	0.7%	0.1%	—

[Reference]

	Total of managed systems *6
	As of	As of
	Dec.	Dec.
Operational Data	31, '06	31, '05	Change
RGUs
CATV	2,195,900	1,796,300	399,600
of which digital service	1,127,500	650,700	476,800
HS Internet access	1,149,100	911,800	237,300
Telephony	1,173,600	970,400	203,200

Total	4,518,600	3,678,500	840,100

Customers connected	2,621,700	2,136,000	485,700

Homes passed	9,736,000	7,890,400	1,845,600

Average number of RGUs per customer	1.72	1.72	0.00

Rate of customers taking 3 services	24.4%	21.8%	2.6%

ARPU *2	\7,757	\7,497	\260
(Average revenue per customer per month)	*3	*4

Monthly churn rate *5
CATV	1.1%	1.3%	(0.2)%
HS Internet access	1.3%	1.3%	0.0%
Telephony	0.8%	0.7%	0.1%

*2:	ARPU is determined for any period as total revenue of our consolidated franchises, excluding revenue attributable to installation charges for new customers and fees paid to us by building owners related to terrestrial blockage, divided by the weighted-average number of connected customers during the period.

*3:	Monthly average for January — December, 2006

*4:	Monthly average for January — December, 2005

*5:	Churn Rate = monthly number of disconnects from a service / the monthly weighted average number of subscribers /12

*6:	Due to integration process underway for customer management system, information on the rate of customers taking 3 services, ARPU, monthly churn rate are shown on an ex-CW basis.

*7:	CW consists of 6 managed systems and an MSO. Telephony service is offered as “Cable Plus Phone.” Numbers for homes passed are preliminary and subject to adjustments until we have completed our review of such information and determined that it is presented in accordance with our policies.